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                                                                EXHIBIT 8.1



                                                        November 1, 1996



Ford Credit Leasing                        RCL Trust 1996-1
  Company, Inc.                            c/o First Union Bank of
The American Road                           Delaware, as RCL Trustee
Dearborn, Michigan 48121                   One Rodney Square
920 King Street
Ford Motor Credit Company                  Wilmington, Delaware 19801 The
American Road Dearborn, Michigan 48121

J.P. Morgan Securities Inc.
60 Wall Street
New York, New York 10260

         Re:     Ford Credit Auto Lease Trust 1996-1

Ladies and Gentlemen:

                 We have acted as special tax counsel to RCL Trust 1996-1, as Transferor (the "Transferor"), and to Ford Credit Leasing Company, Inc. ("Ford Credit Leasing") and Ford Motor Credit Company ("Ford Credit"), as beneficiaries of the Transferor, in connection with the issuance of the Class A-1 Asset Backed Senior Notes (the "Class A-1 Senior Notes") and the Class A-2 Asset Backed Senior Notes (the "Class A-2 Senior Notes" and, together with the Class A-1 Senior Notes, the "Senior Notes") by Ford Credit Auto Lease Trust 1996-1 (the "Trust") pursuant to the terms of an Indenture (the "Indenture") to be entered into between the Trust and The Chase Manhattan Bank, as Indenture Trustee. The Senior Notes will be sold to the underwriters (the "Underwriters") who are parties to an underwriting agreement (the "Underwriting Agreement") among the Transferor, Ford Credit Leasing, Ford Credit and J.P. Morgan Securities Inc. ("J.P. Morgan"), as representative of the Underwriters.

                 In this connection, we have examined and relied upon the Registration Statement on Form S-1,
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RCL Trust 1996-1
Ford Credit Leasing Company, Inc.
Ford Motor Credit Company
J.P. Morgan Securities Inc.
November 1, 1996
Page 2


Registration No. 333-11167, filed with the Securities and Exchange Commission (the "SEC") on August 30, 1996, as amended (the "Registration Statement"), including the prospectus contained therein (the "Prospectus"), the Indenture, the other Basic Documents, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below, and we have assumed that such documents will not be amended and that the parties to such documents will comply with the terms thereof. Capitalized terms used but not defined herein have the meaning assigned to such terms in the Registration Statement.

                 In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon statements, representations, and certifications of officers and other representatives of the Transferor, the Administrative Agent, the Underwriters, and others, including, in particular, (i) certain calculations performed by J.P. Morgan and
(ii) a representation of the Administrative Agent regarding the reasonableness of certain fees payable to it.

                 In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended, and administrative rulings, judicial decisions, regulations, and such other authorities as we have deemed appropriate, all as in effect as of the date hereof. The statutory provisions, regulations, interpretations, and other authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated





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RCL Trust 1996-1
Ford Credit Leasing Company, Inc.
Ford Motor Credit Company
J.P. Morgan Securities Inc.
November 1, 1996
Page 3

in our opinion will not be taken by the Internal Revenue Service.

                 Members of our firm are admitted to the bar in the State of Delaware and we express no opinions as to the laws of any other jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein.

                 Based upon and subject to the foregoing, we are of the opinion that (i) the statements in the Prospectus under the heading "Summary--Tax Status" to the extent they relate to federal income tax matters and under the heading "Federal Income Tax Consequences," subject to the qualifications set forth therein, accurately describe the material federal income tax consequences to holders of Senior Notes, under existing law and the assumptions stated therein and (ii) the statements in the Prospectus under the heading "Certain State Tax Consequences" to the extent they relate to Delaware state income tax matters, subject to the qualifications set forth therein, accurately describe the material Delaware state income tax consequences to holders of Senior Notes, under existing law and the assumptions stated therein.

                 We consent to the reference to Skadden, Arps, Slate, Meagher & Flom LLP under the captions "Federal Income Tax Consequences," "Certain State Tax Consequences" and "Legal Opinions" in the Prospectus.


                                        Very truly yours,

                                        \s\ Skadden, Arps, Slate,
                                                Meagher & Flom LLP